Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

First United Corporation
Oakland, Maryland

We hereby consent to the incorporation by reference in the Post-Effective Amendment No. 3 to the Registration Statement on Form S-3 (No. 33-26248) of First United Corporation of our reports dated March 5, 2008, relating to the consolidated financial statements and the effectiveness of First United Corporation’s internal control over financial reporting appearing in the Annual Report of First United Corporation on Form 10-K for the year ended December 31, 2007.  We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Beard Miller Company LLP

Beard Miller Company LLP
Pittsburgh, Pennsylvania
December 17, 2008